Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Mullen Technologies, Inc.

Brea, California

We hereby consent to the inclusion in the foregoing Registration Statement on Form S-4 of Net Element, Inc. of our report dated May 13, 2021, relating to the carve-out consolidated balance sheets of the Mullen-EV component of Mullen Technologies, Inc. at September 30, 2020 and 2019, and the related carve-out consolidated statements of operations and deficiency in net assets, and cash flows for the years ended September 30, 2020 and 2019.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

July 20, 2021